Exhibit 99.2

Blockchain Moon Acquisition Corp.
Announces Closing of $100 Million Initial Public Offering

NEW YORK, October 21, 2021 – Blockchain Moon Acquisition Corp. (Nasdaq: BMAQU) (the “Company” or “Blockchain Moon”) today announced the closing of its initial public offering of 10,000,000 units. The units were sold at a price of $10.00 per unit, resulting in total gross proceeds of $100,000,000, prior to deducting underwriting discounts, commissions, and other offering expenses. Each unit consists of one share of common stock, one right to receive one-tenth (1/10) of a share of common stock upon the consummation of an initial business combination, and one redeemable warrant to purchase one-half (1/2) of a share of common stock at a price of $11.50 per whole share.

The units began trading on The Nasdaq Global Market ("Nasdaq") under the ticker symbol "BMAQU" on October 19, 2021. Once the securities comprising the units begin separate trading, the shares of common stock, rights and warrants are expected to be listed on Nasdaq under the symbols “BMAQ,” “BMAQR” and “BMAQW,” respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

Chardan acted as sole book-running manager in the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 18, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st Floor, New York, New York 10004, or by calling (646) 465-9001. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Blockchain Moon Acquisition Corp.

Blockchain Moon is a blank check company formed for the purpose of effecting a business combination with one or more businesses.  Although there is no restriction or limitation on what industry or geographic region its target operates in, Blockchain Moon intends to pursue prospective targets that are high growth businesses in blockchain technologies in North America, Europe and Asia.  The proceeds of the offering will be used to fund such business combination. The Blockchain Moon Acquisition Corp team consists of blockchain industry investors and executives including Enzo Villani, Chairman and CEO, Wes Levitt, Chief Financial Officer and board members John Jacobs, Michael Terpin, James Haft and David Shafrir.

Cautionary Note Concerning Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Blockchain Moon Contact:

Enzo A. Villani

evillani@bmac.group